EXHIBIT 10.6

Bank Line-of-Credit Agreement & General Agreement

Unit/Organization:	Hsinchu Department/Regional Center

Customer:	Silicon Motion Inc.

Contract Date:	November 25, 2004

(Exclusively for general credit line)

Bank General Credit Line and Facility Agreement

The undersigned (hereinafter referred to as “the Contractor”) applies for credit line with Chinatrust Commercial Bank Co., Ltd. (including the head office and its affiliates; hereinafter referred to as ‘the Bank”) and enters into the Bank Line-of-Credit General Agreement (hereinafter referred to as “the Agreement”) for a total credit line (excluding syndication loans) of

☑ SEVENTY MILLION NT Dollars or equivalent foreign currency; or

☐                                                                                           Dollars.

(Hereinafter refer to as “the Credit”, including all individual general credit lines) for the Contractor to apply the credit line with the Bank. All transactions between the Contractor and the Bank are subject to the terms and conditions of the Agreement, in addition to other agreements entered into by and between the parties and all documents and certificates issued to the Bank for application for the credit:

A: General Terms and Conditions

Article 1	The General Credit Line is the ceiling of all kinds of credits that the Bank grants to the Contractor for the agreed purposes. Within the General Credit Line, the Bank may specify individual credit lines with respect to each credit purpose in related provisions of the Agreement as the maximum credit facilities. The total of each credit line may exceed the general credit line; however, in the event the total of the amounts to be drawn and actually drawn has already exceeded the general credit line at the time when it is to be actually used by the Contractor, irrespective of the amount to be drawn still under the limits of individual credit lines, the credit line shall be subject to the restriction of the general credit line and shall not be used, with the exception that the Contractor may use the revolving amount within the general credit line and individual credit lines. In case of any foreign currency involved in the amount of drawdown, individual credit lines and the general credit line shall be calculated based on the exchange rate determined by the Bank at the time of drawdown. If the amount appropriated or advanced by the Bank provided or exceeds the general credit line or each individual credit line due to fluctuation of the exchange rate, the Contractor shall still be liable for repayment of the excess amount.

Article 2	The bank may suspend the Contractor’s drawdown of the credit facility or decrease the credit line at its sole and absolute discretion if the Bank considers that the Contractor improperly uses the credit facility, has a poor payment record, fails to provide a guarantee upon request, or if required by other business of the Bank. The Contractor shall be liable for any dispute or cost where a third party is involved, and shall indemnify the Bank fully against any damages arising thereof.

Article 3	Unless otherwise provided by law, all debts under certificates, documents such as debit notes, negotiable notes, letters of credit, orders, or endorsed checks issued by the Contractor to the Bank for each specific credit purposes shall be exempted only after all liabilities under the Credit are fulfilled.

In case the Contractor has any doubt over the amount of debts mentioned in the previous paragraph, it agrees that the data set forth on the Bank’s debit card, account book, accounting slips, computer files, other certificates, transaction document or their photocopies or microfiles shall prevail.

Article 4	Unless provided in the Agreement, the contents, registration, release, guaranty scope and the method to exercise the right with respect to the guaranty of the Credit shall be handled under applicable laws and regulations.

Article 5	The Agreement shall come into effect on the day of execution. In case the Bank has already appropriated the funds, issued guaranty letters or granted any other credit, the effective date may be retroactive to the date on which the conditions are fulfilled. The Agreement shall remain in force before a new agreement is stricken when the Bank approves the Contractor’s application for renewal of the Agreement.

Article 6	Any other agreements, documents and certificates between the Contractor and the Bank shall constitute a part of the Agreement and carry equal legal effects as the Agreement, unless otherwise provided in the Agreement that the Agreement shall supersede. The Contractor covenants to observe all existing and future laws and regulations promulgated by the government, the Bank, the bank association, finance competent authorities.

Article 7	In the event the Contractor is a foreign individual or a foreign legal person, the debts incurred from the Agreement, the related legal requirements and validity of each behavior shall be governed by the laws of Republic of China, unless otherwise required by the law of .

The place of performance of the Agreement shall be of the place where the Bank is located. It is agreed that any law suit in which the Contractor is involved with respect to the Agreement shall be file jurisdiction of the local court of the place where the Bank’s head office or                      branch is located, or of Taipei District Court for the first instance, unless any special provision is made on exclusive jurisdiction by law.

Article 8	The Agreement, credit application form, documents and papers related to guaranty may be made in Chinese or in English. If there is any inconsistency between the Chinese and the English version, the Chinese version shall supersede.

Article 9	(Clauses of Use of Information by Financial Holding Company and its Subsidiaries)

1.	The Contractor agrees that for the common promotion purpose the Bank may provide the Contractor’s information (including, but not limited to, basic, account, credit, investment, insurance information,) to the financial holding company of the Bank and the subsidiaries controlled by the financial holding company in accordance with the Financial Holding Company Law for disclosure, transfer, or cross use.

2.	The contents and scope of the information provided in the preceding paragraph are as follows:

(1)	Basic Information: including the name, birth date, ID number, telephone and address, etc.

(2)	Account Information: including the account number or number with similar functions, credit card number, deposit account number, transaction account number, deposits/loans, and other transactions details and financial status, etc.

(3)	Credit Information: including records of dishonored notes, cancellation record, transaction refusals and business operation status, etc.

(4)	Investment Information: including the target of investment or disposal, the amount, time, etc.

(5)	Insurance Information: Including information related to insurance type, time limit, amount, premium, payment method, settlement status, insurance rejection records, etc.

3.	The Contractor acknowledges and agrees that, within the operation scope or to the extent permitted by the applicable laws, the Bank, the financial holding company of the Bank and the subsidiaries controlled by the financial holding company in accordance with the Financial Holding Company Law may collect, process by computer, transmit internationally, or use (including administrative research, promotion, sending consumption information, etc.) the Contractor’s personal information.

4.	The Contractor further agrees that the Bank, the financial holding company of the Bank and the subsidiaries controlled by the financial holding company in accordance with the Financial Holding Company Law may authorize a third party to handle transactions and operations under the Agreement; the Contractor also agrees to disclose all information of the Contractor as specified in Paragraph 1 herein to the Bank, the financial holding company of the Bank and the subsidiaries controlled by the financial holding company in accordance with the Financial Holding Company Law, or any third party authorized thereby.

B: General Terms and Conditions

Article 1	(The Scope of Indebtedness)

Indebtedness or all indebtednesses mentioned in the Agreement refer to liabilities incurred from notes, loans, guaranty, advance payment, overdrawn, discount, acceptance, entrust guaranty, opening letters of Credit, import collection, negotiation draft, import/export foreign exchange business, financial transaction business, funds receivable fund-raising business, handling charges, credit card consumption and any other liabilities on the basis of basic legal relations of business with the Bank, including interests, delay interests, penalties, damages and related expenses.

Article 2	(Joint Liability)

In the event that the Contractor joins with other obligators to borrow funds from the Bank by signing written agreements or issuing invoices, the funds shall be deemed to have been appropriated to the Contractor even if the Bank appropriates the funds only to other obligator who joins with the Contractor in signing written agreements or issuing invoices, under which circumstance, the Contractor still recognizes its debt obligations and is willing to be held jointly responsible for repayments.

Article 3	(Notification of Changes and Delivery)

In case of changes of name, organization, articles of incorporation, stamp specimen, representative person, the authority of representative or others, the Contractor shall immediately notify the Bank the reason of change in writing and file an application with the Bank for change or withdraw al of the original stamp specimen. The original stamp specimen provided by the Contractor in the Bank remains valid till approval of the Bank and completion of procedure of change or withdrawal. The Contractor agrees to be held fully responsible for transactions with the Bank.

All payment requests or notices under the Credit shall be deemed to have been duly given when sent by courier or delivered personally to the last notified addresses of the addressee (or its representatives) of the request or notices. The above-mentioned requests or notices shall also be deemed to have been delivered to the addressee after normal mailing period has elapsed upon failure to be delivered to the last notified address because the addressee (or its representatives) has moved away from the last notified address or for any other reason that can be attributed to the addressee (or its representatives) without prior notice to the Bank. The Contractors agrees to release the Bank from its obligation to give notice when the Bank, for the purpose of financial asset securitization, entrusts its creditor’s rights (or assets) against the Contractor to a trustee or assign them to a special purpose company.

Article 4	(Interest)

The interest rate shall follow the rate ruling at the time the individual credit agreement is made or follow the agreement of the confirmation letter concerning drawdown of the credit line and other related documents. If no such agreement is made, the interest rate shall be calculated by adding an annual interest rate of 4% to the base rate of the Bank ruling at the time the indebtedness is incurred.

The interest rate mentioned above may be adjusted in accordance with adjustment to the base interest rate or the agreed interest rate; notwithstanding the forgoing, the interest rate announced by the Bank supersedes. Unless otherwise indicated, the interest shall be paid on a monthly basis.

The Bank may incorporate the deferred interest into the original principal in case where the interest is delayed for one year and not paid upon the notice of payment request by the Bank.

Article 5	(Acceleration Clause)

In the event of any of the following circumstances occurs to all debts borne by the Contractor to the Bank, the Bank may cease or reduce the payment of the credit line, shorten the credit period or regard all principals and interests as due from time to time.

1.	The Contractor fails to repay any debt as agreed or repay the principals.

2.	The Contractor (1) files the petition for settlement, bankruptcy, reorganization in accordance with Bankruptcy law; (2) is declared by the clearinghouse to be suspended as a dishonored account; (3) ceases business operations; or (4) commences liquidation.

3.	The Contractor fails to provide guaranties under the Agreement.

4.	The Contractor’s heir of the Contractor declares limited succession or gives up succession due to death of the Contractor.

5.	Main properties of the Contractor are declared confiscated due to criminal charges.

6.	The Contractor fails to make pay interest in relation to any debt;

7.	Collateral is attached, lost, devaluated or is insufficient to warrant the credit.

8.	The actual use of loans that the Contractor owes to the Bank is not in consistency with the purpose approved by the Bank.

9.	The Contractor is subject to compulsory execution, provisional detention, provisional disposition, or other injunctions, which leads to the danger that the debts of the Bank may not be paid.

10.	In addition to the forgoing, to secure rights of the Bank, circumstances that are specifically stipulated in the agreement and circumstances where acceleration of maturity is made clear (whether notice is given or not).

Any substantial agreed term contained in Paragraphs 1-5 and Paragraph 10 shall be exempted from notification or request by the Bank.

Article 6	(Exercising of Right to Offset against Immature Debts.)

In the event of breach by the Contractor, the Bank is entitled to offset all deposits of the Contractor in the Bank and all immature credits that the Contractor have against the Bank (except any checking account not terminated yet) to pay off the Contractor’s indebtedness to the Bank, irrespective of whether the indebtedness is due or not.

The Contractor understands and consents any breach of any agreement between the Contractor and the Bank and the bank’s claim of right to regard all debts as due and payable in accordance with the agreement shall constitute a condition to terminate the agreement concerning checking accounts between the Contractor and the Bank. Once the condition of termination is satisfied, the aforesaid agreement of checking accounts shall be void. The Bank shall immediately reimburse all funds remaining in the checking account and offset all debts that the Contractor owes to the Bank with funds that shall be reimbursed.

The advance-offset intent specified in the previous two paragraphs shall be effective when the offset is recorded in the accounts. Meanwhile, the deposit slips, account books, checks or other certificates issued by the Bank to the Contractor shall become void within the scope of offset. The Bank shall not exercise its right to offset under any of the following three circumstances:

1.	Prohibited by laws;

2.	Otherwise agreed to by the parties hereto; or

3.	The Bank makes payment to the Contractor due to management without obligation or trust by a third party because of transactions.

Article 7	(Change of Guarantor)

In the event that the Bank, based on concrete facts (or provision of acceleration clause relating to loss of deadline interest under article 5 of general terms and conditions contained herein) considers it necessary to change guarantor due to poor credit records of the guarantor, the Contractor shall change the guarantor immediately after receiving notice from the Bank. The guaranty liabilities of the original guarantor, whether an individual or several persons, shall be released upon the Bank’s notice after the new guarantor(s) sign(s) the guaranty agreement and consents of other original guarantors that have not been changed are obtained. However, in the event it is agreed that the new guarantor shall not be responsible to guarantee debts occurring prior to change of guarantor, the guaranty liabilities of the guarantor changed can be released only after main debts occurring prior to change of guarantor are fully paid and the procedure of change is completed.

Article 8	(Supervision, Audit, Review and Provision of Information)

The Contractor is willing to accept inspection for use of the credit, auditing of the Contractor’s operating and financial status and inspection and detention of collaterals by the Bank from time to time, and review of relevant account books and reports (including consolidated financial statement of affiliates), bills, documents by the Bank or the Joint Credit Information Center (JCIC); nevertheless, it is not the Bank’s obligation to conduct such supervision and auditing. The Bank or JCIC may request the Contractor to complete and submit credit information within the time limit or provide accounting & financial statements audited by Certified Public Accountant recognized by the Bank and contact the CPA to provide working sheets.

The Bank and the JCIC are not obliged to supervise, audit and review the forgoing documents. If the Bank considers the Contractor’s financial structure to be improved, the Bank may restrict the Contractor to distribute earnings by cash and request the Contractor to undertake capital increase or other improvements in the financial structure.

Article 9	(Acknowledge of Defects, Damages, Loss of Instruments or Debt Notes)

In the event that instruments, debts signed, endorsed, accepted and guaranteed by the Contractor and documents of obligation relating to all other debts owned to the Bank are damaged or lost due to incidents, force majeure or reasons that are not attributed to the Bank, or documents of obligation such as debit notes are altered without gross diligence of the Bank, the Contractor is willing to acknowledge and accept all records in account books, vouchers, documents produced via computer, photocopies and reduced edition of correspondence of the Bank unless the Contractor can actually prove there is any mistake in the aforesaid books and documents which the Bank shall correct. The Contractor shall pay off all expenses, penalties, principals and interests surrounding debts that are due or furnish instruments, debit notes or other documents of obligations prior to maturity of the debts as required by the Bank.

Article 10	(Provision of Credit Information)

For the purpose of enabling the Bank to understand the credit standing of the Contractor, credit evaluating and other specific purposes consistent with needs of business items covered in business registration of the Bank, the Contractor agrees that the Bank may provide the basic information, financial information, deposit information, exchange information, various custom declaration information furnished to the custom, credit card personal data, credit transactions, credit investigation report, personal data relating to credit granting, instrument credit information and any other personal data related to the Agreement, to the Bank, financial institutes of same business, related parties, the Securities Central Depository Co., Ltd., the Financial Information Service Co., Ltd., the National Credit Card Center, the Joint Credit Information Center, the Small and Medium Business Credit Guarantee Fund, the Overseas Chinese Credit Guarantee Fund and any person who would like to undertake the Bank’s credit and indebtedness and participate the syndicate loans (intent to undertake and join the syndication), or the person who is authorized by the Bank to handle matters. The Bank may collect, process via computer, transmit internationally and use personal data of the Contractor for special purposes stipulated in the registered business items or articles of incorporation. Furthermore, the Bank may inquiry the personal data of the Contractor and custom declaration information from the above-mentioned organizations.

In the event the financial supervising authority in the location or registered office of the Contractor prohibits providing the foregoing documents to the related institutes in accordance with local laws (e.g. Hong Kong or any area outside Taiwan), the Contractor agrees that the head office or affiliates of the Bank may control and disclose the total credit line, total balance and related information within the scope of the Bank’s registered business items.

Article 11	(Exchange Rate of Foreign Currency Repayment)

If the Contractor does not repay the debts with agreed foreign currency, the Contractor shall, on the payment date, make payments by translating the principals and interests of the debt into NTD in accordance with sight foreign exchange selling exchange rate published by the Bank at the time of payment or using the original currency. Any delay will result in delay interest and penalty in accordance with related rules of credit business.

Article 12	(Authorization)

The Contractor hereby authorizes the Bank, depending on the actual situation, to fill in the maturity date in all promissory notes, debit notes issued by the Contractor to the Bank. All transactions between the Contractor and the Bank shall be effective based on the signature or the registered stamp (stamp registered with MOEA), or the agreed method that either the stamp specimen or signature is acceptable.

Article 13	(Penalty)

If the Contractor fails to pay interest timely, repay the principals and interests, repay debts as agreed, penalty will be imposed starting from the default date to the repayment date. The penalty is calculated in the manner hereunder:

Delay Penalty:

Delay for no more than 180 (including) days, the agreed amount payable during each period(including the returned principal during each period+interest payable) × agreed interest rate × number of delay days delay ÷ 365 × 1.1

Delay for over 180 days, the amount payable during each period (including the allocated principal during each period+interest payable) × agreed rate × number of delay days÷ 365 × 1.2

Overdue Penalty:

no more than 180 (including) days overdue, unpaid balance of principal × agreed interest rate × number of delay days ÷ 365 × 0.1 more than 180 days overdue, unpaid balance of principal × agreed interest rate × number of delay days ÷ 365 × 0.2

Article 14	(Offset Clause)

In the event that the repayment proposed by the creditor or the amount the Bank obtains through agreed automatically transfer is insufficient to repay all indebtedness of the Contractor, the indebtedness shall be offset in the order of various expenses (collateral insurance premium prepaid by the Bank), penalty, interest, delay interest and principal. The Contractor agrees to offset the insurance premium prepaid by the Bank for the collateral within six months of prepayment by the Bank provided it is premium for fire and earthquake insurance, except for the indebtedness of the Contractor is mature, suffers any intended delay, or other material credit devaluation.

Article 15	(Other Costs and Expenses)

In case of call for payment or litigation resulting from the Contractor’s failure to honor its debt obligations as agreed, the Contractor shall be held jointly liable for the investigation fee, warehouse charge, transportation fee, attorney fee (the fee actual paid to the engaged lawyer) and other necessary costs incurred from exercising or securing the Bank’s credit right, unless a final court rule is made against the Bank.

C: Guaranty Clause

Article 1	(Defects warranty)

The Contractor or the collateral provider represents and warrants that the collateral, to which nobody is entitled in any manner, is legally owned by the Contractor or the provider. In case of any dispute, the Contractor or the provider shall be held sole liable without involving the Bank. The Contractor warrants that the secured movable property and its storage location are consistent with the statements in the collateral list. In the event that documents of title such as a bill of lading or receipt of warehouse are provided as collaterals, the Contractor warrants that goods, types, quality, quantity, specification and other conditions of actual collaterals shall be consistent with the statements in such documents of title. If the Contractor provides bill of lading or receipt of warehouse as collaterals, and if any quality discrepancy, shortage in quantity or any other material misrepresentation is found, no matter whether such goods are stored in the Bank’s warehouses or other warehouses, unless it could be attributed to the Bank’s intent or gross-negligence, the Contractor or the provider shall immediately replace or make up the collateral in conformity with or equivalent to the statements of those documents or repay all debts.

Article 2	(Storage and Maintenance of Movable Property)

In case of collateral of movable properties, the Bank has the right to make decisions on their storage location and maintenance measures and may inspect them from time to time. In the event of inappropriate storage location or maintenance measures, the Bank may notify the Contractor or collateral provider to relocate or make improvements within a state time and the Contractor or the collateral provider shall follow the Bank’s instruction immediately. When the Bank detains the collaterals legally, the Bank shall not be responsible for mistake of decision to relocate or damages arising from non-relocation, unless the reasons can be attributed to the Bank.

Article 3	(Custody Obligation of Pledge)

Except for intent or gross negligence, the Bank shall take no responsibility for the collateral under its possession. For those attributable to the Bank under the Agreement, the Bank’s obligation is limited to its intent or gross negligent behaviors.

Article 4	(Restrictions on Disposal of Collateral of Movable Property and Due Diligence Requirement For Use and Management)

Before fully repayment of indebtedness, the Contractor or the collateral provider shall never assign, mortgage, pledge, lease, lien, move or dispose movable collaterals in any other manner without the Bank’s written consent.

In the event that the collaterals need to be changed, improved, added, or abandoned, the Bank’s written consent shall be obtained in advance. If registration of change is therefore required, the Contractor or the collateral provider shall complete all necessary procedures for such change and bear all costs.

The Contractor or the collateral provider shall use and maintain the collateral cautiously with the due diligence of a good custodian; furthermore, the Contractor or the collateral provider shall not slacken in repair or other necessary activities for conservation. Any tax or repair cost in related to collaterals shall be bore by the Contractor.

Article 5	(Replacement or Supplement of Collaterals)

In the event that the collateral is damaged, lost, corrupted, devalued, or in danger of any of the foregoing, the Contractor shall replace, add or increase with collateral approved by the Bank or repay all indebtedness.

Article 6	(Going Through Various Procedures and Obtaining Insurance Coverage.)

In case it is necessary to go through such procedures as storage in warehouse, paying taxes, obtaining insurance coverage (including renewal and addition), delivery, management, removal or other procedures as agreed or required by laws, the Contractor or the collateral provider shall implement all necessary procedures and pay all expenses and taxes arising thereof.

For insurable collaterals, the Contractor or the collateral provider agrees to have the Bank as the preferred beneficiary and get full amount fire insurance or any other insurances requested by the Bank. All costs shall be bore by the Contractor or the collateral provider. If the Contractor or the collateral provider fails to obtain or renew insurances and when the Bank considers it necessary, the Bank may obtain the fire insurance or other insurance in the Contractor or the collateral provider’s stead, the Contractor or the collateral provider shall pay principals and interests of the above-mentioned premium to the Bank immediately, otherwise the Bank may include the principals and interests of the premium into the guarantee for prior payment. However, it is not the Bank’s obligation to obtain or renew insurances for the Contractor.

If the collateral is lost, the Contractor or the collateral provider shall repay all indebtedness immediately or provide another collaterals approved by the Bank. The Contractor shall not refuse to repay indebtedness because of the rejection of indemnification, delayed compensation, or insufficient compensation from the insurance company, or any other reason.

Article 7	(Restriction on Disposal of Movable Collaterals and Common Use)

For immovable collaterals, the Contractor or the collateral provider shall not build, reconstruct, dismantle, or taker any action that will devaluate the collaterals without written consent of the Bank. In the event of registration of mortgage right, charge-over land, lease or damage, loss or devaluation arising when or after immovable property is provided as collateral, the Contractor or the provider shall inform the Bank of such occurrence accurately in writing. In case of any breach of, or any false statement contained in the above agreement that causes any damage to the Bank, the Contractor or collateral provider is willing to be held civilly and criminally liable. The collaterals provided in the previous paragraph, regardless of the sequences of provision, the

Bank may apply jointly to guarantee the Contractor’s indebtedness (including debts occurred in the past but not repaid currently) in the future, the Bank may add 20% of total credit against the Contractor as the highest guarantee amount.

Article 8	(Return and Replacement of Collaterals and Certificates)

For those who hold the receipt or custody certificate of collaterals that is issued by the Bank to the Contractor or the collateral provider, or who hold the bankbook, registered stamp of the Contractor, collection document signed by the Contractor, will be treated as the agent of the Contractor or the collateral provider, the Bank may approve the return or the replacement of collaterals.

Article 9	(Note Receivable)

If the Contractor provides note receivables transferred by endorsement to the Bank to guarantee the repayment or as the repayment method, the Contractor hereby agrees to comply with the following provisions:

1.	For the convenience of credit management, the Bank may offset the indebtedness of the Contractor after cashed notes in the account accumulates to a certain amount. The Contractor is still liable for in case of any insufficiency.

2.	After the note receivable are cashed and recorded into the account when due, if the Bank agrees that the Contractor may otherwise provide note receivable of an amount higher than or equal to the cashed amount, the Bank may transfer the cashed amount to the Contractor’s account in the Bank or wire to the Contractor’s accounts in other financial institutes. The Contractor shall be fully liable to pay all debts owned to the Bank in accordance with notes and debit notes it has signed.

3.	If the note receivable fails to be cashed, the Contractor fails to resolve it within the specified period after the Bank’s notification or the Contractor can not be contacted, the Bank may at any amount lower than its face value with the note debtor depending on the financial conditions of the note debtor.

Article 10	(Notice of Collateral Change and Collection of Proceeds and Compensation)

In the event of changes such as damage, loss, devaluation, accrued interest, levy or necessity for a third party to make compensation for whatever reason occurring to the collaterals, the Contractor or the collateral provider shall notify the Bank immediately. It is at the Bank’s discretion to collect them to offset the Contractor’s indebtedness. But the Contractor shall not collect them without consent of the Bank. The Contractor shall indemnify the Bank in the event that the Contractor’s neglect to give such notice causes damages to the Bank.

Article 11	(Partial Repayment)

Should the joint borrower or the collateral provider request to return collaterals pro rata due to partial repayment, such return shall be proceeded after obtaining the Bank’s consent. The Contractor or the collateral provider shall bear all expenses for registration change, if required.

Article 12	(Registration Fee)

In the event title of the collaterals provided by the Contractor or the collateral provider hall be registered or transferred, the Contractor or the collateral provider shall immediately go trough the registration or title transfer procedures and submit the certificates to the Bank for filing. The expenses for registration or title transfer shall be borne by the Contractor or the collateral provider.

D: Individual Negotiation Clause

Exclusively for Contractor (or joint note issuer or collateral provider or minor promissory note issuer)

The Contractor declares that all clauses have been reviewed within reasonable period, particularly Section A, Article 1,5,9, Section B, Article 1,2,5,6,7,10,12,14,15, Section C, Article 6,12 are negotiated separately by both parties. The Contractor fully understands the content and agrees to affix the stamp specimen.

(Stamp) Silicon Motion, Inc.
/s/ James Chow

E: Base Rate and Others

I.	The Contractor agrees to adopt the below methods to calculate NTD rate for all credit lines with the Bank:

☐	(I) Adopt the method of the base rate plus % (Base Rate: 90 days interest rate of secondary market for promissory notes +Bank operation cost %)

☒	(II) Others

II.	In addition to the explanations concerning the base rate stated below, the Contractor further agrees that in the event that the Bank adjusts the Base Rate, the interest payable shall be calculated in accordance with the adjusted Base Rate after the adjusted date.

The explanation of the product structure such as “Base Rate”

A. The composition of Base Rate

“Base Rate” consists of the monthly average rate of “90 days interests of secondary market for promissory note” plus “the Bank’s operation cost”.

(1)	The source of sampling information takes the Reuters daily-announced “TWCPBA FIXING RATE” as the standard for sampling.

(2)	The interest rate shall be adjusted regularly once every three months:

I Effective date	1/13-4/12	4/13-7/12	7/13-10/12	10/13-1/12
II Sampling Date	12/1-12/31	3/1-3/31	6/1-6/30	9/1-9/30

I.	“Base Rate” will be adjusted on every 1/13, 4/13, 7/13, 10/13 each year; the Bank shall replace the billboard announcement and reset the price.

II.	The monthly average rate of the “90 days of secondary market for the promissory note” will be the monthly average of every March, June, September, and December. (By simple average to the second decimal place, numbers after the third decimal place will be rounded).

(3)	“The Bank’s operation cost” shall be adjusted every April 13th and announced in the website of the bank.

(4)	In the event the adjusted date of “Base Rate” is a holiday, it will be adjusted on the following business day.

(5)	In the event that the Bank’s Basic Lending Rate is deviated from normal market interest rate level due to material force majeuer, the Bank may change the rate 10 days after reporting to the Central Bank and announcing the change of the composition of “Base Rate” in the Bank’s business places, the Bank’s websites or any press or journalism.

b. The Composition of “Enterprise Interest Swap Index”

“Enterprise Interest Swap Index” constitutes of the monthly average of “NTD one year IRS interest rate”.

(1)	The source of sampling information takes Reuter’s daily-announced “TWDIRS1 AVG RATE as the standard of sampling”.

(2)	The Index will be adjusted every once three months:

I Effective date	1/13-4/12	4/13-7/12	7/13-10/12	10/13-1/12
II Sampling Date	12/1-12/31	3/1-3/31	6/1-6/30	9/1-9/30

I.	“Enterprise Interest Swap Index” will be adjusted on 1/13, 4/13, 7/13, 10/13 each year; the Bank will replace the billboard announcement and reset the price.

II.	The monthly average rate of the “NTD one year IRS interest rate” will be the monthly average of every March, June, September, and December. (By simple average to the second decimal place, numbers after the third decimal place will be rounded).

(3)	In the event the adjustment date of “Enterprise Interest SWAP index” is on holiday, it will be adjusted on the following business day.

(4)	In the event that the Bank’s “Enterprise Interest SWAP index” is deviated from normal market interest rate level due to material force majeure, the Bank may after 10 days of announcement in the Bank’s business places, the Bank’s websites or any press or journalism, change the Index to Base Rate and continue the transactions based on the signed interest rate.

F: Individual Credit Special Clauses

General Credit Contract:

Article 1	(Borrowing amount)

It shall be limited to the amount agreed between the Contractor and the Bank.

Article 2	(Loan Period)

It shall start from the execution date of the agreement till the fulfillment of the Contractor’s liability under the Agreement or the date agreed by the parties.

Article 3	(Interest, repayment and handling charge)

It shall follow the agreement with the Bank to pay and repay it.

Overdrawn Contract:

Article 1	(Overdrawn Account)

The Contractor may issue checks or/and other checks approved by the Bank from the designated check deposits account in the Bank since the execution of the Agreement. All overdrawn amounts in the designated account before execution will be repaid in accordance with this Overdrawn Contract.

Article 2	(Overdrawn Interest)

The interest for an overdrawn amount shall be calculated based on agreed annual interest rate and settled on a monthly basis. The interest will be incorporated into the principal and recorded in the overdrawn account. If the principal and interest exceeds the limit of the agreed overdrawn amount, the Contractor shall repay the exceeded the amount without delay.

Article 3	(Overdrawn Period and Penalty)

The overdrawn period is from the execution to the agreed day. The Contractor shall repay the principal and interest immediately when due. Failure to repay in time will incur the delayed interest at the agreed rate and penalty. If the Bank considers that the Contractor’s use of an overdrawn amount inappropriate or for other reasons, the Bank may reduce the overdrawn amount or cease the payments based on notes or instruments issued by the Contractor; in such case, the Bank may require repayment of the overdrawn principal and interest within one month upon the notice from time to time without binding by the agreed repayment date hereof. The Contractor shall agree without any objection. In case of any liabilities or expenses where a third party is involved, the Contractor shall be held liable for the third party and to indemnify the Bank fully against all damages or losses.

Entrust Guaranty Contract

Article 1	(The Object, Scope, Limit, Responsibility and Period of Entrust Guaranty)

The Contractor entrusts the Bank as the guarantor to issue guaranty documents to a third parties (a third party creditor) in accordance with the following provisions:

1.	The Scope of the Entrust Guaranty: it shall be subject to the guaranty documents issued by the Bank.

2.	The Limit of Entrust Guaranty: it shall be subject to the amount agreed upon between the Contractor and the Bank.

3.	The Liability of Entrust Guaranty: If the Contractor breaches any of the agreed matters to the Third Party Creditor, the Bank shall execute its guaranty liability unconditionally upon receipt of written request of Third Party Creditor. The Bank agrees to waive its defense that a guarantor may refuse performance to the creditor.

4.	Entrust Guaranty Period: shall be subject to period stipulated in the guaranty documents issued by the Bank.

5.	Other entrust matters: shall be subject to the agreement between the Contractor and third party creditors or the request of third party creditor.

Article 2	(Term and Validity Period)

The term of this contract shall be valid from the execution date of the agreement till the fulfillment of the Contractor’s liability under the Agreement or fully repayment of indebtedness. During the term, the Contractor may entrust the Bank to handle the guaranty matters in the preceding subparagraph at one time, installments or revolving use, within the entrust limit. All guaranty documents issued by the Bank pursuant to the Contractor’s application shall be valid during the term. Even the Bank actual payment date is later than the expiry date, the Contractor is still liable for it.

Article 3	(The Handling Charge of Guarantor)

The handling charge of guarantor shall be paid in accordance with the interest rate and the rules approved by the Bank; the minimum handling charge for each guaranty is NTD1000. For a guaranty that is made by installments or revolving use, the Contractor shall pay handling charges in accordance with the Bank’s rules related to thereof. Handling charge shall be paid before the issuance of guaranty documents, otherwise the Bank may refuse to issue guaranty documents. The Contractor shall be liable for any taxes payable or to be withheld under the Agreement, handling charge for currency exchange, loan, postage and other related expenses, if any.

Article 4	(The Handling Charge before Discharge of the Guarantor’ Liability)

In the event that the Contractor fails to fulfill the liabilities against a third party creditor prior to expiry of the guaranty period, or the Contractor does not apply to extend the guaranty period upon expiry, or the renewal application is rejected by the Bank, the Contractor shall pay guaranty handling charges subject to the preceding article based on the outstanding guaranty amount (calculated on the outstanding guaranty amount in the Bank’s account or the outstanding amount after the third party creditor discharges the Bank’s guaranty liability in writing) in addition to fulfilling the agreement with the third party creditor. If the default has occurred for less than or equal to six months, the handling fee will be charged as a half-year period, or a year period if it is overdue for over six months but less than a year, and so forth for a default overdue over one year. Such charges shall be repaid within seven days after due. If the guaranty period is shortened, the Contractor shall not claim for reimbursement of handling charges already paid.

Article 5	(Interest and Penalty for Advance Payment)

In the event that the Bank makes advance payment and related deferred charge, interest, penalty, delayed interest and other expenses for the Contractor, the Contractor shall repay to the Bank all advance payment of the Bank immediately. The interest shall be calculated based on the Bank’s Base Rate plus 4% from the Bank payment date till the Contractor makes full payment. In the event the interest rate is adjusted after the Bank makes advance payment, the Contractor agrees to adopt the new Base Rate after the adjustment by adding 4% as the interest rate and it shall be calculated from the day the Bank made such payment.

Article 6	(Risk on the Fluctuation of Exchange Rate)

If the guaranty amount is calculated in foreign currency, the Contractor shall undertake all risks on the exchange rate. The Contractor shall be fully liable for the Bank’s losses due to the changes of exchange rate. Unless agreed to by both parties, the exchange rate for converting the guaranty amount from foreign currency into New Taiwan Dollars shall be done at the highest rate during the guaranty period or a rate decided by the Bank.

Article 7	(The Liquidation of Accounting Tax)

For the taxes of export material, semi-products, products that is guaranteed by the Bank for the Contractor, if at the expiration of offset period the Contractor has not exported bonded materials in part or in all, the Contractor shall immediately obtain extension from the Ministry of Finance, the Contractor shall also pay all applicable taxes and 0.05% deferred charge from the date of tax accounting in the book till the repayment to customs. Otherwise, the Bank may make the payment on behalf of the Contractor and dispose the collaterals, or claim repayment form the Contractor or the joint guarantor.

Article 8	(Performance of Guaranty Obligation without Conditions)

When the Contractor fails to perform the agreed matters with the Third Party Creditor, and the Bank receives a written notice from a third party creditor claiming the performance of guaranty liability, the Bank shall perform its guaranty liability based on the guaranty documents issued by the Bank unconditionally. The Contractor shall not claim disclaimer by reason of defenses between the Contractor and the third party creditor or any third party, or force majeure, such as acts of god, war, or any other reasons.

Entrust Acceptance of Instruments and Guaranty Contract

Article 1	(Validity)

The term of this contract shall be valid from the execution date till the fulfillment of the Contractor’s liability under the Agreement or fully repayment of indebtedness.

Article 2	(Limit)

The limit under this contract shall be based on guaranty (revolving or non-revolving) documents that the Contractor applies with the Bank to accept bills of exchange or guaranty promissory notes under this contract.

Article 3	(The Term Limitation on Each Accepted Instrument or Guaranty)

The term of bills of exchange that the Contractor asks the Bank to accept or the promissory notes that the Contractor asks the Bank to guaranty under this contract, from the date of acceptance or guaranty till maturity date, shall not exceed the agreed number of days. The payer or the payer that undertakes to pay shall be the Bank and the payment place shall be the place where the Bank is located.

Article 4	(Interest and Penalty for Advance Payment)

For those instruments that the Contractor asks the Bank to accept or guaranty, the Contractor shall provide sufficient funds in the Bank before the maturity date. In the event of any delay or the Bank shall make advance payment to the Contractor, no matter under what circumstance, the Contractor upon receipt of the notice by the Bank, shall immediately repay such amount and bear the interests which will be calculated based on the Bank’s Base Rate plus 4% from the Bank payment date till the Contractor’s full repayment. In the event the interest rate is adjusted after the Bank’s advance payment is made, the Contractor agrees to adopt the new Base Rate after the adjustment by adding 4% as the interest rate from the date of the adjustment. In addition to interests, the Contractor shall pay penalty according the Bank’s rules.

Article 5	(Handling Charges)

The Contractor shall pay handling charge according to the agreed terms or the Bank’s rules at one time upon acceptance of bills of exchanges or guaranty. The minimum charge for each transaction is NTD 1000.

Article 6	(Liability to Clear after Prepayment)

The Contractor shall be liable for all debts incurred for authorizing the Bank to accept or guarantee instruments in accordance with this agreement even the Bank makes advance payment on a date after the agreed acceptance or guarantee period according to provisions of this agreement.

If the Bank suffers any damage or loss due to the Contractor entrusting the Bank to accept or guaranty instrument, regardless of whether the Contractor is negligent or not, the Contractor shall immediately repay the amount of instruments, delayed interest, penalty, expenses and indemnify the Bank’s damage without any excuse or defense.

Entrust Open Domestic Letter of Credit Contract

Article 1	The term of this contract shall be valid from the execution date till the fulfillment of the Contractor’s liability under the Agreement or fully repayment of indebtedness.

Even if the maturity date of Bills of exchange issued under the letter of credit of this contract is later than the above period; the Contractor is still liable for it.

While the Contractor applies to an open letter of credit with the Bank, the Contractor shall submit the application form and all documents requested by the Bank, and request the Bank to make advance payment. The Contractor shall be liable for the indebtedness incurred under the open letter of credit.

Article 2	“Domestic Letter of Credit” referred in this agreement means an open domestic sight letter of credit and (or) a domestic usance letter of credit, the terms of bills of exchange issued under the domestic usance letter of credit shall not exceed the agreed number of days maximally.

Article 3	The Contractor acknowledges that the amount stated in the application for each open letter of credit and related interest and expenses arising thereof is the amount the Bank guarantees payment or advance payment for the Contractor and agrees that relevant documents such as bills of exchange under the open letter of credit application form and the letter of credit may serve as evidence. The Contractor authorizes the Bank to pay bill of exchange amount under every letter of credit.

Article 4	Each time when applying to an open letter of credit, within the amount of instruments with interest, the Contractor shall issue a promissory note which releases the obligation of obtaining “Certificate of payment refusal” and the Bank is payer who undertakes to make payments. Such promissory note shall be submitted to the Bank as the repayment of Contractor indebtedness under this contract.

Article 5	The Contractor acknowledges that the promissory note submitted to the Bank in accordance with Article 4 as a repayment measure, which is the “indirect payment” stipulated in the Civil Code. Such liability co-exists with the indebtedness of the Contractor under this contract.

Article 6	For all bills of exchange and ancillary documents presented under the letter of credit of this contract, the Bank will review and make or accept advance payment, if the Bank considers that they are consistent with the conditions stipulated in the letter of credit. After the Bank’s payment, no matter whether the notification is given in writing or orally, the Contractor shall repay every advance payment with interest within 10 days after advance payment of the Bank, the interest shall be calculated based on the Bank’s Base Rate by adding 4% and be paid one time. In case of acceptance, the Contractor shall provide the amount of such instrument to the Bank prior to the maturity date. If the Contractor fails to repay or provide funds for it before the above deadline, the interest will be calculated based on the Bank’s NTD Base Rate by adding 4% under instrument amount from the Bank’s payment date or maturity date. In addition to interest, the default penalty shall be imposed as well in accordance with the Bank’s rules.

If the bills of exchange and instruments are proved to be counterfeit or altered, or any dispute results thereof (including quality or quantity is inconsistent with the documents), the Bank bears no responsibility for it. The Contractor shall not refuse to make payments by defending with whatever reason.

Article 7	The Contractor shall pay all handling charges incurred by the application of the open letter of credit upon receipt of the Bank’s notification.

Article 8	In the event of any mistake, delay incurred during the transmission of letter of credit; misinterpretation of terminology; or the documentation, or when goods stated in the documents, or the quality, quantity, or value of the goods were partially or wholy lost, delayed or not arrived to the destination; or goods were lost or damaged, during the delivery or after its arrival, due to either (1) no insurance; or (2) insufficient insurance; or (3) detained by third party; or (4) any other reason, the Bank shall not be held liable and the Contractor shall repay all amount of the letter of credit under any of the above mentioned circumstances.

Article 9	The Contractor shall be liable for any indemnity in case that any goods purchased in accordance with each letter of credit is damaged because the beneficiary defaults, late delivery, or any other force majeure.

Article 10	The Contractor agrees that any matters relating to operation, responsibility, obligation under the letter of credit not stipulated in this contract shall be governed by “Uniform Customs and Practice for Documentary Credits” issued by the International Chamber of Commerce and agrees to regard all terms and conditions in internal relating to the interpretation of trade conditions as a part of this contract, which shall be legally binding.

Article 11	The Contractor shall obtain the Bank’s consent in advance on the types of insurance and insurance terms for goods of every letter of credit or collaterals provided by the Contractor, the Contractor shall obtain sufficient amount insurance and have the Bank as the beneficiary (or add special clause regarding mortgage), with all expenses relating to insurance bore by the Contractor. If the Contractor fails to obtain insurances or renew the insurance upon expiry, the Bank has the right to proceed for the Contractor, which is not the Bank’s obligation. For any expense of insurance paid by the Bank, the Contractor shall repay immediately, otherwise the Contractor shall pay interests in accordance with Article 7 of this contract.

Article 12	The Contractor shall provide bills of lading stated in every letter of credit under this contract, purchased goods or additional collateral to guaranty the indebtedness of bills of exchange under every letter of credit. This contract shall be the proof of collateral submission. The foregoing purchased goods shall include sales revenues of its processing products (including cash or forward notes), if export, the Contractor shall repay the indebtedness under this contract at the time the Bank process outward bills purchased.

Article 13	The Contractor shall immediately replace or provide additional collaterals if there is any danger that the collateral will be corrupted or devaluated. If the Bank considers it necessary the Bank may dispose the collateral to pay principal and interest of the advance payment , interest and all expenses incurred by the disposition of collaterals.

Article 14	If the Contractor defaults, or the Bank considers that there is a risk that the Contractor may not be able to repay, the Bank may at any time request the Contractor to repay all indebtedness. The Bank may dispose collaterals without notification to liquidate the advance payment made by the Bank and other expenses incurred thereof. The Bank may exercise lien or offset right on any properties of the Contractor deposited in the Bank.

Entrust Open Sight Letter of Credit

Article 1	The Contractor shall submit the application form of an open letter of credit and request the Bank for advance payment in foreign currency to apply to an open letter of credit with the Bank. The Contractor shall liquidate the indebtedness in accordance with this contract; the Contractor shall not raise any objection by submission of new application of the letter of credit or any other reason.

Article 2	The amount in this contract may be appropriated in other foreign currency. The interest shall be calculated based on the rate of the Bank’s foreign currency advance payment and Articles 7 and 8 are applied. If the Bank’s advance payment exceeds the quota under this contract due to the change of exchange rate or other reason, the Contractor and the guarantor shall repaid the excess amount without delay.

Article 3	The Contractor authorizes the Bank to pay bills of exchange amount under every letter of credit.

Article 4	The Contractor shall deliver to the Bank every import license (including the second copy of the open letter of credit for goods exempted from the license). The Contractor acknowledges that the difference between the L/C amount stated in every certificate of settlement of foreign exchange or transactions and the settlement amount (i.e., unsettled foreign exchange), interest, penalty and related expenses are advance payment made by the Bank. The Contractor agrees to adopt certificates of settlement of foreign exchange or transactions or any other documents of the Bank as proof without objections.

Article 5	The Contractor shall provide bills of lading stated in every letter of credit under this contract or imported goods to guaranty the indebtedness under every letter of credit. This contract shall be the proof of collateral submission. If the Contractor fails to make repayment or the Bank considers that the Contractor’s financial capability becomes poor and may not be able to make repayment, in order to secure the credit, the Bank may collect imported goods from customs on behalf of the Contractor and put such goods on auction or dispose the imported goods or other collaterals (including the method of disposal, time and price) to setoff the advance payment, interest, and all expenses and loss incurred by the disposition (including taxes paid on the collection from customs, warehouse fee, transportation fee, etc.) . If the above amount is insufficient to repay all indebtedness, the Contractor shall be liable for the remaining amount.

Article 6	Upon arrival of shipping documents under every letter of credit and after the receipt of written or oral notice from the Bank, the Contractor shall repay every advance payment and interest within 10 days. The repayment shall be settled on the Bank’s sight foreign sold exchange rate at the repayment date or by the Contractor’s self-owned foreign currency. In the event that any of the following happens, the repayment method shall be as follows:

1.	If the bill of lading arrives but the goods has not arrived yet, the Contractor agrees to provide proofs from the shipping company and repay within 3 days after the arrival of goods. But if the bills of lading had arrived and over 30 days after the notice of the Bank the goods has still not yet arrived; the Contractor shall make repayments immediately.

2.	If the goods arrives but the bill of lading has not yet arrived and the guaranty collection of goods shall be applied, the Contractor shall make repayment immediately. It applies to the application of endorsement on sub-bills of lading.

3.	Even the validity of the letter of credit expires and the bill of lading arrives after expiration, if the settlement is in conformity with all conditions, the Contractor shall make repayment immediately.

4.	If the goods are delivered by installments, the Contractor shall repay the Bank’s advance payment by the amount in each shipment receipt. However, in case of air shipments, unless agreed to by the Bank, the Contractor shall repay the total amount of the letter of credit at one time.

Article 7	If the Bank makes any advance payment, the interest of the advance payment shall be calculated from the actual payment date of the Bank (for a letter of credit with authorization of withholding, it shall be the withholding date; for a letter of credit without authorization of withholding, it shall be the date on which the Bank records the withholding and delivers the payment notice) till the date fully repayment in accordance with the preceding article. The interest rate is based on the agreed flexibility rate and shall be paid with the settled advance payment.

Article 8	If the Contractor delayed to repay the advance payment and interest, the delayed interest rate will be the “NTD Based Rate adding 4%” or “Foreign exchange credit rate” (whichever is higher). In addition to the delayed interest, penalty shall be imposed as well.

Article 9	The Bank shall execute the guaranty collection of goods or endorse sub-bills of lading pursuant to the Contractor’s request, if the goods, specification, unit prices, total amounts, and terms are inconsistent with the arrived bills of lading, the Contractor shall obey all terms stipulated in the arrived bills of lading to provide additional funds and go through any other procedures. If the Bank suffers any damages due to the inconsistency between the executed documents and the arrived receipts, the Contractor shall be held liable. The contents in such application of guaranty collection of goods or sub-bills of lading constitute part of the contract and legally binding upon the Contractor.

Article 10	In case of any goods (including goods on the way) under every letter of credit cause damages of the Bank due to seller’s (beneficiary’s) default, the delayed delivery or other force majeure, such damages shall be bore by the Contractor. If the beneficiary fails to draw the amount of the letter of credit partly or fully or the letter of credit expires, the Bank may draw directly to offset every advance payment under every letter of credit.

Article 11	The Contractor shall obtain the Bank’s consent in advance on the types of insurance and insurance terms for goods of every letter of credit by the Contractor. If the imported goods delivered on the FOB, C&F basis or similar terms, the Contractor shall obtain appropriate insurance and have the Bank as the beneficiary. The original insurance policy and the premium receipt shall be provided to the Bank for records. All expenses relating to insurance shall be bore by the Contractor.

If the Contractor fails to obtain insurances or renewals, the Bank has the right to proceed for the Contractor, which is not the Bank’s obligation. Any expense of insurance paid by the Bank shall be incorporated in the indebtedness of the Contractor and shall be liquidated immediately; otherwise the Contractor shall pay interests and penalty in accordance with Articles 7 and 8 of this contract.

Article 12	In the event that a person who holds the written documents stating the receipt of import documents by the Contractor or the documents of providing collateral requests the Bank to return or replace collaterals, the Bank shall treat such person as the agent of the Contractor and return or exchange collateral. If there is any dispute thereof, it shall be the Contractor’s sole liability to resolve it.

Article 13	For any mistake, delay incurred during the transmission of letter of credit; misinterpretation of terminology; or the documentation, goods stated in the documents, or the quality, quantity, or devaluation of goods, partially or wholy, delay failure to arrive at the destination; or goods lost or damaged, during the delivery or after its arrival, due to either (1) no insurance; or (2) insufficient insurance; or (3) detained by third party; or (4) any other reason, the Bank takes no liability whatever. The Contractor shall repay all amount of the letter of credit.

Article 14	After the Bank has made acceptance or payment after reviewing and considering the compliance of those bills of exchange and documents presented under the letter of credit of this contract on their face, the Contractor shall make payments by the liquidation date provided in Article 2. In the event such bills of exchange or documents are proved to be false, counterfeited, or defective (including the quality of goods or quantity is inconsistent with documents), the Bank assumes no liability for it, the Contractor shall not refuse the repayment by any reason.

Article 15	The Contractor agrees matters relating to operation, responsibility, obligation of the letter of credit not stipulated in this contract shall be governed by “Uniform Customs and Practice for Documentary Credits” issued by the International Chamber of Commerce and all clauses in the international rules regarding interpretation of trade conditions, and the said regulations shall be regarded as a part of this contract ,which is legally binding.

Entrust Open USANCE Letter of Credit

Article 1	The Contractor shall submit the application form of an open letter of credit to request the Bank issuing an open usance letter of credit. The Contractor acknowledges that within the agreed amount the difference between every usance L/C amount stated in every certificate of settlement of foreign exchange or transactions and the settlement amount (i.e. unsettled foreign exchange), interest, penalty and related expenses are foreign payment guaranty or advance payment made by the Bank. The Contractor agrees to adopt the application form of an open letter of credit, certificates of settlement of foreign exchange under a usance letter of credit, certificates of transactions, bills of exchange or any other related documents as proof to liquidate the indebtedness without objections.

Article 2	If the region that the Contractor purchased material is not a USD region, the Contractor may apply to an open usance letter of credit in foreign currency. Total amount of every open usance letter of credit converted into US dollar on the Bank’s exchange rate shall be used within the agreed amount. If the Bank’s payment exceeds the agreed amount due to change of exchange rate or for other reasons, the Contractor shall still repay the exceeded amount.

Article 3	In addition to the collaterals provided by the Contractor, the Contractor shall provide bills of lading stated in every letter of credit under this contract or imported goods to guarantee the indebtedness under every letter of credit. This contract shall be the proof of collateral submission. If after the arrival of goods the Bank considers that the Contractor’s financial capability becomes poor and may not be able to make repayment, the Bank may collect imported goods and put such goods on auction or dispose the imported goods or other collaterals at its own discretion (including the method of disposal, time and price). If it is still insufficient to repay all indebtedness, the Contractor is liable for the difference. All expenses incurred by the collection, including customs tax, warehouse fee, transportation fee, etc., shall be paid by the Contractor immediately.

Article 4	The longest term of the usance L/C opened revolvingly in accordance with the agreement shall not exceed the agreed period; the usance L/C shall recorded the deadline of the bill of exchange or the payment based on the application form of the open letter of credit in order to determine the repayment date of each debt. If the Bank makes any advance payment, the interest shall be calculated from the actual payment date of the bank (for a letter of credit with authorization of withholding, it shall be the withholding date; for a letter of credit without authorization of withholding, it shall be the date on which the Bank records the withholding and delivers the payment notice) till the date of fully repayment in accordance with the preceding article. The interest rate is based on the agreed flexibility rate and shall be paid with the settled advance payment.

Article 5	The Contractor shall go through custom clearing and collection procedures once bills of lading for every letter of credit under this contract arrives. If the Bank suffers any damage or loss or is in danger of suffering damages due to the Contractor’s inaction or delay, the Contractor shall immediately indemnify the Bank and be subject to the Bank’s management without any objection.

Article 6	The Contractor shall repay all principals and interests under every usance letter of credit on the maturity day using NT dollars at the sight foreign exchange selling rate announced by the Bank or by the foreign currency. Any delay will incur the interest calculated by either “NTD Based Rate adding 4%” or “Foreign exchange credit rate (whichever is higher)”. In addition to the delayed interest, penalty shall be imposed as well.

Article 7	The Bank shall execute the guaranty collection of goods or endorse sub-bills of lading pursuant to the Contractor’s request, if the goods, specification, unit prices, total amounts, and terms are inconsistent with the arriving bills of lading, the Contractor shall observe all terms stipulated in the arriving bills of lading to provide additional funds and any other procedures. If the Bank suffers any damage due to inconsistency between the executed documents and the arriving receipts, the Contractor shall be liable for it. The contents in such application of guaranty collection of goods or sub-bills of lading constitute part of the contract and is legally binding upon the Contractor.

Article 8	Each time when applying an open usance letter of credit, within the agreed amount or the principal amount under every letter of credit converted into NTD based the Bank’s exchange rate, the Contractor shall issue certificates to release the obligation of obtaining “Certificate of payment refusal”. The Contractor shall submit to the Bank the promissory notes that the financial institute is the payer that undertakes to pay as the repayment of Contractor’s indebtedness under this contract. If the Contractor fails to fulfill the foregoing clauses, the Bank may exercise its right over the promissory notes under the Code of Bills. If the amount stated in the promissory note is insufficient to repay the Contractor’s indebtedness, or the interest requested by foreign bank is higher than the interest calculated by Article 4, due to the changes of foreign exchange, the Contractor shall immediately make up the difference.

Article 9	The Contractor shall obtain the Bank’s consent in advance on the types of insurance and insurance terms for goods of every letter of credit by the Contractor. If the imported goods are delivered by FOB, C&F, or similar terms, the Contractor shall obtain appropriate insurance coverage and have the Bank, as the beneficiary, the original insurance policy and the premium receipt shall be provided to the Bank for records. All expenses relating to insurance shall be bore by the Contractor. If the Contractor fails to obtain insurances or renew the insurance, the Bank has the right to proceed for the Contractor, which is not the Bank’s obligation. Any expense of insurance paid by the Bank will be incorporated in the indebtedness of the Contractor and shall be liquidated immediately; otherwise the Contractor shall pay interests and penalty in accordance with Articles 4 and 6 of this contract.

Article 10	As with goods (including goods on the way) under every letter of credit, damages to the bank due to seller’s (beneficiary’s) default, delayed delivery or other force majeure shall be bore by the Contractor. If the beneficiary fails to draw the amount of the letter of credit partly or fully or the letter of credit expires, the Bank may draw directly to offset every advance payment under every letter of credit.

Entrust Import Collection Loan of Material Purchase Contract

Article 1	The Contractor shall submit related documents to apply for advance payment in foreign currency with the Bank at the time the Contractor repays the foreign import A/R collection. The Contractor shall repay the indebtedness under this contract.

Article 2	The amount of this contract may be used in other foreign currency, the interest will be calculated by the Bank’s foreign currency advance payment rate, to which Articles 5 and 8 shall apply. If the Bank’s payment exceeds the agreed amount due to change of exchange rate or for other reasons, the Contractor shall still repay the exceeded amount immediately.

Article 3	The Contractor authorizes the Bank to pay the amount of bills of exchange under every D/A or P/A.

Article 4	The Contractor shall deliver to the Bank every import license (including second page of open letter of credit for goods exempted from the license). The Contractor acknowledges that the difference between the L/C amount stated in every certificate of settlement of foreign exchange or transactions and the settlement amount (i.e., unsettled foreign exchange), interest, penalty and related expenses are advance amount made by the Bank. The Contractor agrees to adopt certificates of settlement of foreign exchange or transactions or any other documents of the Bank as proof without objection.

Article 5	The period of used advance payment in foreign currency under this contract shall not exceed the agreed number of days; the interest will be calculated from the Bank’s actual payment date and based on the agreed fluctuation rate.

Article 6	The Contractor shall go through custom clearing and collection procedures upon arrival of bills of lading for every letter of credit under this contract. If the Bank suffers any damages or losses or in danger of suffering damages due to the Contractor’s inaction or delay, the Contractor shall immediately indemnify the Bank and be subject to the Bank’s management without any objection.

Article 7	The Contractor shall provide bills of lading stated in every letter of credit under this contract and imported goods to guarantee the indebtedness under every import transaction. This contract shall be the proof of collateral submission. If the Contractor fails to make repayment or the Bank considers that the Contractor’s financial ability becomes poor and may not be able to make repayment, in order to secure the credit, the Bank may collect imported goods from customs on behalf of the Contractor and put such goods on auction or dispose the imported goods or other collaterals at its sole discretion (including the method of disposal, time and price) to offset the advance amount, interest, all expenses and loss incurred by the disposition (including taxes paid on the collection from customs, warehouse fee, transportation fee, etc.) . If the above amount is insufficient to repay all indebtedness, the Contractor is liable for the difference.

Article 8	If the Contractor delays to repay the advance payment and interest, the delayed interest rate shall be either “NTD Based Rate adding 4%” or “Foreign exchange credit rate (whichever is higher)”. In addition to the delayed interest, penalty shall be imposed as well.

Article 9	The Bank shall execute the guaranty collection of goods or endorse sub-bills of lading pursuant to the Contractor’s request, if the goods, specification, unit prices, total amounts, and terms are inconsistent with the arriving bills of lading, the Contractor shall observe all terms stipulated in the arriving bills of lading to provide additional funds and complete any other procedures. The Contractor shall be liable for any damages due to the inconsistency between the executed documents and the arriving receipts that the Bank suffers. The contents in such application of guaranty collection of goods or sub-bills of lading constitute parts of the contract and is legally binding upon the Contractor.

Article 10	As with goods (including goods on the way) under every letter of credit, damages to the Bank due to seller’s (foreign exporter’s) default, delayed delivery or other force majeure shall be bore by the Contractor.

Article 11	The Contractor shall obtain the Bank’s consent in advance on the types of insurance and insurance terms for goods of every import transaction of the Contractor. If the imported goods are delivered by FOB, C&F, or similar terms, the Contractor shall obtain appropriate insurance coverage and have the Bank as the beneficiary in priority, the original insurance policy and the premium receipt shall be provided to the Bank for records. All expenses relating to insurance shall be bore by the Contractor. If the Contractor fails to obtain insurances or renew the insurances, the Bank has the right to proceed for the Contractor. Any expense of insurance paid by the Bank shall be incorporated into the indebtedness of the Contractor and shall be liquidated immediately; otherwise the Contractor shall pay interests and penalty in accordance with Articles 5 and 8 of this contract.

Article 12	In the event that a person who holds the written documents stating the receipt of import documents by the Contractor or the documents of providing collateral requests the Bank to return or replace collaterals, the Bank shall treat such a person as the agent of the Contractor and return or replace the collateral. In case of any dispute thereof, it shall be the Contractor’s sole liability to resolve it.

Contract of currency conversion for financing debt in foreign currency

The Contractor has executed the agreements with the Bank regarding “Entrust Open USANCE Letter of Credit”, “Entrust Open Sight Letter of Credit” and related documents (separately or collectively “the Original Contract”) to entrust the Bank to issue letter of credits or to lend foreign currency funds, the Bank agrees to have all financing debts in foreign currency converted, both parties hereby consent as follows:

Article 1	The balance of financing debts in foreign currency under the Original Contract may be converted into the agreed currency at the agreed exchange rate and in accordance with “The application for currency conversion for financing debts in foreign currency” issued by the Contractor.

Article 2	Collaterals provided for the original financing debts shall be the collateral of the financing debts after the currency conversion; the maturity date and repayment shall follow the Original Contract.

Article 3	The interest of financing debts before or after the conversion shall be calculated based on the Bank’s rate for applicable currency financing by adding certain percentage. It shall be paid in NT dollars converted by the Bank’s sight selling exchange rate on the liquidating date stipulated in the Original Contract. The Bank may charge penalty in accordance with the Original Contract for delayed repayment.

Outward Bills Purchase Contract

Article 1	The Contractor may conduct negotiation or discount within the agreed amount, both parties agree that all clauses stipulated in the domestic or outward bills and/or export documents signed or endorsed by the Contractor shall be valid and applicable permanently. Bills and/or documents issued or endorsed by the Contractor, no matter whether such request of negotiation or discount to the Bank is directly from the Contractor or from a third party shall be applied. Unless requested by the Bank, no new contract shall be executed for every negotiation or discount.

Article 2	The Contractor agrees to provide bills of lading for the applied negotiation or discount and related goods as collaterals, to guaranty the amount of bills and/or documents issued or endorsed by the Contractor for negotiation or discount, interest and all expenses.

Article 3	The Contractor acknowledges that the payment made by the Bank for the Contractor’s negotiation or discount are not outright transaction, the Bank has the right to request the Contractor’s repayment at any time. For bills and/or documents negotiated or discounted by the Bank, if the Bank’s discounting bank, negotiating bank, or banks related to letter of credit refuse to handle due to inconsistency between such bills and/or documents and the letter of credit, or the issuing bank refused to make payments, or at the time of delivery or other circumstance the goods are found to be in discrepancy in quality or quantity, the Contractor shall be liable for it. The Contractor shall repay all amount for the Bank’s negotiation / discount, interest (based on the Bank’s foreign loan interest rate on the date of bills purchase) and other ancillary expenses after the Bank’s notice. The Contractor authorizes the Bank, if the Bank or the negotiation banks consider it necessary, to provide guaranty letter to the issuing bank or accepting bank without notice, the Contractor shall be held fully responsible.

Article 4	In the event the paying bank of bills, the issuing bank of letter of credit, the accepting bank of letter of credit, or the guaranty acceptance bank and any other banks related to letter of credit is insolvent, or declared bankrupt, confiscated, provisional attached, injunction, auction, or voluntary bankruptcy or settlement, after the Bank’s notice the Contractor shall immediately repay the amount for Bank’s negotiation and/discount, interest and all ancillary expenses.

Article 5	If the documentary bills and/or documents are damaged or lost, or are deemed to have been damaged or lost, or delayed to arrive the payment location due to mistakes, after the Bank’s notification and without any legal processes, the Contractor agrees to issue new documentary bills and/ or documents to the Bank in accordance with the Bank’s booking records, or pursuant to the Bank’s instruction to repayment all amount of the Bank’s negotiation/discount and all ancillary expenses.

Article 6	The Contractor authorizes the Bank and its negotiating bank to deliver documentary bills and/or documents in the way that the Bank and the negotiating bank consider appropriate

Article 7	If the right under documentary bills does not establish due to lack of legal requirements, or the credit of the documentary bills expires due to statutory limitation or procedure incompletion, the Contractor shall be liable for all face amounts of the Bank’s documentary bills, interests and ancillary expenses.

Article 8	The Contractor shall indemnify the Bank’s damage caused by defects in documentation for whatever reasons.

Article 9	In the event that the Contractor’s signature or stamp or writing affixed to the documentary bills or other documents are considered by the Bank to be consistent with the records in the Bank or other documentary bills documents originally used by the Contractor, even they are counterfeited or stolen, the Contractor is still held liable and shall indemnify the Bank against damages incurred thereof.

Article 10	The Contractor authorizes that any manager or agents of the Bank, or the holder of the documentary bills and/or documents, may (but not a requirement) obtain insurance coverage for the collaterals of documentary bills and/or documents, including rubbery and ashore fire insurance, all insurance and related expenses shall be bore by the Contractor. The Bank has the prior right of compensation against such documentary bills and /or documents, its collaterals and the above expenses, and the Bank may dispose them to get compensations or compensate to the third party who pay the insurance and other expenses. All of it shall not affect the Bank’s right to other debtors of documentary bills. The Bank may sell parts of collaterals to pay necessary transportation fee, insurance fee and other expenses. Meanwhile, the Bank may act on behalf of the Contractor to proceed all requirements and charge for its handling. The Contractor shall follow the instruction of the payer or acceptor to move goods to the docks or warehouse owned by the government or individuals, provided the Bank has no objection on the designated dock or warehouse.

Article 11	The Contractor authorizes any manager or agent of the Bank, or the holder of the above documentary bills and/or documents, to accept conditional acceptance made by payer. After the maturity date and full payment, the Bank shall forward the guaranty documents with the documentary bills to the payer or acceptor. This authorization is applicable to the joint acceptance. However, if the payer ceases transactions before the payment or acceptance, or declares bankrupt or is in liquidation, the following provisions shall apply.

Article 12	The Contractor authorizes the Bank, in a manner considered as appropriate by the Bank, or the acceptor or its agent, before the maturity date or anytime, the Bank may deliver goods to anyone separately (but not a requirement). But the reasonable amount shall be collected for the delivery of goods in part or in all, such amount shall be with reasonable ratio, comparable to the prices stated in the invoice or the amount in the guaranty instruments.

Article 13	The Contractor authorizes any manager or agent of the Bank or the current holder of the documentary bills and/or documents, if the presence of documentary bills of acceptance or of payment is rejected, the Contractor shall waive the requirement of obtaining the “Certificate of rejection”. For the foregoing refusal of acceptance or payment, or the payer or acceptor ceasing to pay, declaration of bankruptcy, or insolvent before the maturity date, regardless of whether such documentary bills is accepted with conditions, the Bank may sell the collaterals of such documentary bills and /or documents, in part or fully, in a manner considered as appropriate by the Bank or the holder of documents. The Bank may use the amount received from such sale, after deduction of handling charges and commission, to repay the amount of the documentary bills and its remittance fee. If there is any remaining amount, the Bank or the holder of the documents may use it to repay other instruments of the Contractor (regardless with collaterals or not), or to repay any liability against the Bank. If the insured goods are destroyed or lost, the Contractor authorizes the Bank to be compensated by the insurance policy, and the Bank shall deduct handling charges, all remaining amount shall be handled the same as the disposition of goods.

Article 14	If the net sale amount of goods is insufficient to repay the above amount of negotiation/discount (including the loss incurred by the conversion of exchange market), the Contractor authorizes any manager, agent of the Bank, or the current holder of documentary bills and/or documents, to issue documentary bills to the Contractor for repayment of insufficiency. However, it shall not affect the Bank’s recourse right against other endorsers. The Contractor agrees that all bills from the Bank or the holder of documentary bills and/or documents are evidences of the damage and loss suffered of the sale of goods, the Contractor shall repay all in the presence of such documentary bills.

Article 15	No matter whether the sale of goods will take place, prior to the maturity date the Contractor authorizes the Bank, any manager or agent of the Bank or holder of the documentary instruments to accept the requests of payer or accepter and provide bills of lading and other documents to payer or accepter after the payment. If the Bank or the holder of the documentary bills approves the advance payments, the rebate shall be calculated based on the normal rate in the location of payment.

Article 16	For the bill of lading that the bill of lading is furnished after the acceptance, the Contractor authorizes the Bank to forward the shipping document, which is ancillary to the documentary bills as collaterals to the accepter after the acceptance. Under such circumstance, if the accepter fails to make payment when due, the Contractor shall be liable for it. The Contractor shall repay all or part of amount owed under such documentary bills, and any additional expenses and handling charges to the Bank. The Contractor shall further warrant that the Bank would not suffer any damages incurred thereof.

Article 17	The Contractor agrees that anything relating to operation, responsibility, obligation of letter of credit not stipulated in this contract shall be governed by “Uniform Customs and Practice for Documentary Credits” issued by the International Chamber of Commerce and all clauses in the international rules relating to interpretation of trade conditions, which shall be deemed as part of this Agreement, which is legally binding.

Purchase of Bills in Foreign Currency Contract

Article 1	The quota of purchase of bills in foreign currency will be subject to the amount agreed by the Contractor and the Bank.

Article 2	The bills in foreign currency that the Contractor requests the Bank to purchase are not altered, counterfeited and shall be free from other defects. If such a matter is proved later and causes the Bank’s damage, the Contractor shall be liable for indemnification.

Article 3	If the instruments in foreign currency that the Contractor requests the Bank to purchase are lost or destroyed after delivery by the Bank, and if it is not attributed to the Bank (including the foreign agent banks), the Contractor shall immediately repay the amount under such instruments or provide equivalent instruments in foreign currency, the Contractor shall hold the Bank harmless and prevent it from any damage.

Article 4	In the event the bills in foreign currency that the Bank purchased are rejected, unless the Contractor has entrusted the Bank in writing and obtained the Bank’s consent, the Bank shall have no obligation on behalf of the Contractor to issue “certificate of rejection” and conduct any legal procedures to secure the right of the bills.

Article 5	The Bank may appoint any negotiation bank as the collection bank. Even if the Contractor has appointed the collection bank, the Bank is free to change.

Article 6	To prevent loss, secure credit or by the banks’ customary, the Bank may indicate any letter or mark on such bills or on the reverse side of bills, the Bank has no obligation to eliminate those marks upon rejection of those bills. The Bank has no recovery liability and may return those bills with marks to the Contractor.

Article 7	The interest for the bills in foreign currency that the Bank purchased will be calculated by the agreed rate at the time of appropriation. The interest from the appropriation date to the bills collection incoming date shall be calculated and deducted in advance. All handling charges, postage, inquiry fee and related expenses shall be paid based on the Bank’s tariff and the Contractor shall pay the descriptions between the Bank’s tariff and actual payment, if any.

Article 8	If there is any dishonored note or dispute involving bills in foreign currency that the Bank purchased, which, whatever the reasons, causes the Bank unable to collect the amount of bills or the amount to be withheld after collection, the Contractor shall immediately repay all amount of bills after the Bank’s notification. The Contractor shall also pay interests based on the Bank’s foreign exchange credit rate at the repayment day as well as any expense. Any delay shall result in delayed interest calculated by the foregoing rate and the penalty shall be imposed from the due date based on the amount of bills.

Article 9	The Contractor agrees to follow all clauses of “Uniform Rules for Collection – ICC Publication” issued by the International Chamber of Commerce and all related rules of the competent authority.

Export Loan Contract

Article 1	The loan amount shall be the amount agreed to between the Contractor and the Bank. The purpose of such loan is limited to paying working capitals for for export need. The Contractor shall not use the fund for other purposes and reject the Bank’s inspection from time to time.

Article 2	The period of this loan is from the execution date to the agreed date, the Contractor shall issue Release Confirmation Letter and export letter of credit or export collection and other export documents to apply for revolving use. The period of each use shall not exceed the agreed number of days. Unless requested by the Bank, no new contract shall be executed.

Article 3	The interest shall be calculated at the interest rate stipulated in the Release Confirmation Letter or related documents or agreed interest rate.

Article 4	If the Contractor fails to repay on an agreed date, the delayed interest will be calculated from the due date based on the Bank’s Base Rate plus 4%. If the Bank adjusts its rate, after the adjustment date the interest shall be based on the Bank’s new Base Rate plus 4%. In addition, the penalty shall be imposed as well.

Article 5	The Contractor agrees that all foreign currency obtained from foreign sale of export negotiation or export collection that entrusted to the Bank shall be irrevocably authorized to be used directly by the Bank to repay the principal and interest on negotiation date or the notification date of collection, remittance and clean collection. In order to secure the source of repayment, the Contractor shall have the Bank undertake the foregoing export negotiation, export collection, or remittance transactions.

Article 6	As with all instruments, purchase orders, letter of credits provided by the Contractor under this contract, if the payment is duly received priot to expiry date of the loan, the Contractor and the guarantor agree that the Bank may directly offset the loan in advance.

Article 7	In the event that foreign banks reject to make payment to export negotiation handled by the Bank pursuant to the Contractor’s application, or no payment is received for export collection due, or buyers from other nations fail to make payments as agreed, the debtor and the guarantor are willing to make repayment immediately unconditionally.

Other contracts:

TO: Chinatrust Commercial Bank Co., Ltd.

Contractor:	Silicon Motion Inc. (Personal signature with original seal agreed upon)
Legal Representative or Agent:	/s/ James Chow
Tax No:	97440546

Address (waived with the signature card presented):
Guarantee Date:	November 25, 2004.

Contractor:	(Personal signature with original seal agreed upon)
Legal Representative or Agent:
Tax No:
Address (waived with the signature card presented):
Guarantee Date:

Contractor:	(Personal signature with original seal agreed upon)
Legal Representative or Agent:
Tax No:
Address (waived with the signature card presented):
Guarantee Date:

Contractor and Joint Issuer:	(Personal signature with original seal agreed upon)
Legal Representative or Agent:
Tax No:
Address (waived with the signature card presented):
Guarantee Date:

Contractor and Joint Issuer:	(Personal signature with original seal agreed upon)
Legal Representative or Agent:
Tax No:
Address (waived with the signature card presented):
Guarantee Date:

Contractor and Joint Issuer:	(Personal signature with original seal agreed upon)
Legal Representative or Agent:
Tax No:
Address (waived with the signature card presented):
Guarantee Date:

Confirmation Letter of Promissory Note for Credit Line

The confirmation issuer (“the Issuer”) has executed promissory notes which are in compliance with the below statement to Chinatrust Commercial Bank Co., Ltd. (“the Bank”). Such promissory notes are issued to guaranty the repayment of the credit line under the opening domestic letters of credit or fund use; or any repayment of the credit line or guaranty for any of the followings: opening foreign letters of credit; import finance; guaranty of goods for import collection/endorsement of sub-bills of lading; export negotiation; purchase blank bills; A/R factoring; advance payment. For any letter of credit, finance, negotiation, assignment, advance payment within the same total credit line, the Issuer is not required to provide promissory notes independently. The Bank may request repayment for the above or other liability of the Issuer, collectively or separately, partly or fully, based on the promissory note, this confirmation letter, applications and related contracts. The Issuer shall immediately make repayment without objections. The Issuer hereby makes this letter as the evidence.

I. Amount of the promissory note: Fifty Million NT Dollars

II. Issuance date of the promissory note: November 25, 2004

III. Maturity date of the promissory note:

IV. Payee: Chinatrust Commercial Bank Co., Ltd.

To Chinatrust Commercial Bank Co., Ltd.

Issuer (Note Issuer): Silicon Motion Inc.
/s/ James Chow	(signed)

Issuer (Note Issuer):	(signed)

Issuer (Note Issuer):	(signed)

Issuer (Note Issuer):	(signed)

Date: November 25, 2004.